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Exhibit (a)(1)(xi)

        Note from Joe Clayton, dated June 14, 2013

        Fellow Employees,

        I am heartened by the emotional and generous outpouring from our team members across the business who exercise care, compassion and understanding when dire situations arise. Whether it is holding fundraising barbecues or charity drives, installing DISH service in Red Cross shelters, outfitting the Federal Emergency Response Agency (FEMA) with DISH gear, or most recently, providing water and sport drinks to firefighters on the frontlines of the fires currently raging in the Colorado Springs area, we should all take pride, and I invite you to share your DISH charitable stories with me at jclayton@dish.com.

        On another note, a question I have been hearing a lot is "Joe, how are the wireless deals going?"

        There is not much that we can share at this time; the situation is constantly, and sometimes rapidly, evolving. Just this week, SoftBank modified its bid for Sprint. In the wake of that news, we are analyzing Softbank's revised bid as we are considering our strategic options. Also this week, the Clearwire Board of Directors unanimously recommended our tender offer to acquire Clearwire's stock at $4.40 per share. That was a welcome development, but there are still a lot of steps in that journey, as well.

        Bottom line, we will remain busy in the coming months as we work to get into the wireless business. More to come!

        With all that is going on, I am proud of our accomplishments and generosity. Please keep up the good work, stay focused, and stay tuned.

        Be proud and prepare for new adventures!

        -Joe C.

Cautionary Statement Concerning Forward-Looking Statements

        Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of DISH Network Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information about such risks, uncertainties and other factors is set forth in DISH Network Corporation's Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission (the "SEC"), including its annual report on Form 10-K for the year ended December 31, 2012 and any subsequent quarterly reports on Form 10-Q. Risks and uncertainties relating to the proposed transaction include, without limitation, the risks that: Sprint Nextel Corporation will not enter into any definitive agreement with DISH Network Corporation or the terms of any definitive agreement will be materially different from those described above; the parties will not obtain the requisite financing or regulatory approvals for the proposed transaction; the proposed transaction will not be consummated for any other reason; management's attention will be diverted from ongoing business operations; and the anticipated benefits of the transaction will not be realized. The forward-looking statements speak only as of the date made, and DISH Network Corporation expressly disclaims any obligation to update these forward-looking statements.

Additional Information About the Proposed Transaction and Where to Find It

        This communication relates to a business combination transaction with Sprint Nextel Corporation proposed by DISH Network Corporation, which may become the subject of a registration statement filed with the SEC. This communication is not a substitute for the joint proxy statement/prospectus that DISH Network Corporation and Sprint Nextel Corporation would file with the SEC if any agreement is reached or any other documents that DISH Network Corporation or Sprint Nextel Corporation may send to shareholders in connection with the proposed transaction. INVESTORS AND SECURITY

HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS IF, AND WHEN, THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, if filed, would be available free of charge at the SEC's website (http://www.sec.gov). In addition, investors and security holders may obtain free copies of such documents filed by DISH Network Corporation with the SEC by directing a request to: DISH Network Corporation, 9601 S. Meridian Boulevard, Englewood, Colorado 80112, Attention: Investor Relations. This communication shall not constitute an offer to buy or solicitation of an offer to sell any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants

        DISH Network Corporation and its directors and executive officers may be deemed, under the rules of the SEC, to be participants in any solicitation of shareholders of DISH Network Corporation or Sprint Nextel Corporation in connection with the proposed transaction. Investors and security holders may obtain information regarding the names, affiliations and interests of the directors and executive officers of DISH Network Corporation in its annual report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 20, 2013, and its proxy statement for the 2013 annual meeting of shareholders, which was filed with the SEC on March 22, 2013. These documents can be obtained free of charge at the SEC's website (http://www.sec.gov) and from Investor Relations at DISH Network Corporation at the address set forth above. Additional information regarding the interests of these participants will also be included in any proxy statement/prospectus and other relevant documents to be filed with the SEC in connection with the proposed transaction when they become available.

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  Exhibit (a)(1)(xi)